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NEWS RELEASE

ATMEL CORPORATION REPORTS FINDINGS OF AUDIT COMMITTEE INVESTIGATION OF HISTORICAL STOCK OPTION
PRACTICES
SAN JOSE, CA, April 30, 2007 — Atmel Corporation (NASDAQ: ATML) today announced that the Audit Committee of Atmel’s Board of Directors has substantially completed its independent investigation regarding the timing of the Company’s past stock option grants and practices relating to such grants.
As previously announced, in early July 2006 the Company began a voluntary internal review of historical stock option granting practices. On July 25, 2006, the Company announced that the Audit Committee had initiated an independent investigation, with the assistance of independent counsel and independent forensic accountants, regarding the timing of past stock option grants and other potentially related issues. On October 30, 2006, the Company announced that financial statements for all prior periods should no longer be relied upon. As previously disclosed, the Company received an informal request for information from the San Francisco District Office of the Securities and Exchange Commission (the “SEC”) relating to the Company’s past granting of stock options. The Company is cooperating fully with the SEC in all matters related to this request.
Results of Audit Committee Investigation
The Audit Committee’s investigation covered 112 stock option grants, consisting of over 10,000 individual stock option grants to approximately 4,250 recipients, for all grant dates during the period January 1, 1997 through August 3, 2006. The Audit Committee extended the scope of the original review by having the Company conduct an analysis of approximately 90 additional stock option grants that were made during the period March 19, 1991 (the date of the Company’s initial public offering) through December 31, 1996.
In connection with the investigation, more than 1,000,000 pages of hard copy documents and over 600,000 electronic documents were analyzed, and 63 current and former directors,

officers, and employees were interviewed. Based on the investigation, the Audit Committee concluded that:
•	93 of the 112 stock option grants during the period January 1, 1997 through August 3, 2006 included some options that were not issued on the date set forth in the company’s stock option records
•	These incorrectly recorded stock option grants had incorrect measurement dates for financial accounting purposes and were not accounted for correctly in the Company’s previously issued financial statements
•	During 1998, in two separate stock option repricing programs, employees were allowed to elect stock options to be repriced after the stated repricing deadlines had expired
•	There was evidence that the October 1998 stock option repricing offer was not communicated to employees until after the October 12, 1998 deadline to accept the repricing offer
•	Certain employees were allowed to record stock option exercises on dates other than the actual transaction date, thereby potentially reducing the taxable gain to the employee and reducing the tax deduction available to the Company
•	Stock option cancellation dates were changed to allow continued vesting and to allow employees to exercise stock options beyond the standard 30-day period following termination from the Company
•	All of the above actions were taken without required approvals by the Board of Directors or the Compensation Committee of the Board of Directors
•	Atmel’s internal controls relating to the stock option granting process were inadequate, and there was an inadequate and inconsistent procedure at the Company for processing stock option grants.
The Audit Committee also found that after January 2004 the Company improved its stock option granting processes, and since that time, has generally granted stock options in accordance with the Company’s stock option plans and approval procedures. The Company did not identify any material stock-based compensation adjustments that were required for periods after January 2004.
“We appreciate the diligent efforts of the Audit Committee and the thoroughness of its review” said Steven Laub, Atmel’s President and CEO. ”Our new leadership team is committed to ensuring that the highest standards of ethics and business conduct are followed.”

Evaluation of the Conduct of Management and the Board of Directors:
The Audit Committee considered the involvement of former and current members of management and the Board of Directors in the stock option grant process and concluded that:
•	The evidence did not give rise to concern about the integrity of any current or former outside director
•	The evidence did not give rise to concern about the integrity of any current officer
•	The individuals who were primarily responsible for directing the backdating of stock options were George Perlegos, the Company’s former Chief Executive Officer, and Mike Ross, the Company’s former General Counsel. On August 5, 2006, Messrs. Perlegos and Ross were terminated for cause following an unrelated investigation into the misuse of corporate travel funds.
•	George Perlegos
•	George Perlegos was one of the Company’s founders, and was Atmel’s Chief Executive Officer and Chairman of the Board from 1984 until August 2006. Based on evidence from the stock option investigation, the Audit Committee concluded that Mr. Perlegos was aware of, and often directed, the backdating of stock option grants. The evidence included handwritten notations from Mr. Perlegos expressly directing stock administration employees to use prior Board meeting dates for many employees’ stock option grants. The evidence showed that Mr. Perlegos circumvented the Company’s stock option plan requirements and granting procedures. The evidence indicated that Mr. Perlegos knew that stock option grants had to be approved by the Board and that the price for stock options should be set as of the date on which the Board approved the grant.

•	There was evidence that, at least by 2002, Mr. Perlegos was informed about the accounting consequences of backdating stock options. However, the Audit Committee was unable to reach a conclusion as to whether Mr. Perlegos understood the accounting principles that apply to stock options, or whether he intended to manipulate the financial statements of the Company.

•	Mr. Perlegos did not fully cooperate in the investigation.

•	Mr. Perlegos did not hold any backdated stock options, and the evidence did not show that he received a direct personal benefit from the backdating of stock options

•	Because of his involvement in the intentional backdating of stock options, the Audit Committee believed the evidence raised serious concerns regarding George Perlegos’s management integrity with respect to the stock option process.
•	Mike Ross
•	Mike Ross was the Company’s General Counsel from 1989 until August 2006. Based on evidence from the stock option investigation, the Audit Committee concluded that Mr. Ross handled communications with the Board of Directors regarding stock options and, during certain periods, supervised Atmel’s stock administration department.

•	The Audit Committee also concluded that Mr. Ross was aware of, and participated in the backdating of stock options. The evidence included documents that showed that Mr. Ross directed numerous changes to stock option lists many months after the lists were approved by the Board of Directors, without the Board’s knowledge or approval. Stock administration employees stated, and records showed, that Mr. Ross directed stock administration employees to issue backdated stock option grants to employees and directed or permitted other actions to be taken contrary to the terms of Atmel’s stock option plans. The evidence from the investigation showed that Mr. Ross circumvented the Company’s stock option plan requirements and granting procedures. The evidence indicated that Mr. Ross knew that the stock option grants must be approved by the Board and that the price for stock options should be set as of the date on which the Board approved the grant.

•	There was evidence that, at least by 2002, Mr. Ross was informed about accounting consequences of backdating stock options. The Committee was unable to conclude, however, whether Mr. Ross was aware of the accounting consequences of backdating stock options prior to 2002. The Committee was also unable to conclude whether Mr. Ross intended to manipulate the financial statements of the Company.

•	There also was evidence that Mr. Ross personally benefited from the receipt of backdated stock options that were not approved by the Board of Directors, and that he backdated his exercises of his own stock options to dates on which the Company’s stock price was at a period low, thereby potentially reducing his tax liability.

•	Mr. Ross did not cooperate in the investigation.

•	Because of his involvement in the intentional backdating of stock options and his other conduct, the Audit Committee believed the evidence indicated that Mike Ross lacked management integrity with respect to the stock option process.
•	The evidence did not raise similar concerns about other former officers.
As a result of the measurement date errors identified in the Audit Committee’s investigation, the Company has determined that material stock-based compensation adjustments are required for the period beginning in 1993 and continuing through January 2004. The Company estimates that aggregate non-cash stock-based compensation expenses for the period from 1993 through 2005, excluding related income tax adjustments, will be approximately $125 million. Any such compensation expenses would have the effect of decreasing net income or increasing net loss and decreasing retained earnings or increasing accumulated deficit as reported in the Company’s historical financial statements.
The financial information in this release is preliminary and is subject to changes that might result from management’s review of the findings of the Audit Committee, and audit by the Company’s independent registered public accounting firm, but it provides management’s best estimates based on available information.
About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions. Focused on consumer, industrial, security, communications, computing and automotive markets, Atmel ICs can be found Everywhere You Are(R).

Safe Harbor for Forward-Looking Statements
 This release contains forward-looking statements that involve risks and uncertainties, including statements regarding the description, amount and timing of pre-tax, non-cash stock-based compensation charges and the effects of the charges on the Company’s past financial statements. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the discovery of additional information relevant to the independent investigation, any additional conclusions of the Audit Committee (and the timing of such conclusions) concerning matters relating to the Company’s stock option grants and the impact of the independent investigation on the amount and timing of previously recorded stock-based compensation and the impact of other potentially related issues, the timing of review and conclusions of the Company’s independent registered public accounting firm regarding the Company’s stock option grants and related accounting, accounting adjustments to the Company’s financial statements for certain periods, the application of accounting or tax principles in an unanticipated manner, an unanticipated delay in the preparation and filing of the Company’s required reports with the SEC or an inability to meet the requirements of the NASDAQ Global Select Market for continued listing of the Company’s shares, and other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K, filed on March 16, 2006 and subsequent Form 10-Q reports.
The independent investigation has had and may in the future have an impact on the Company’s ability to file required reports with the SEC on a timely basis; its ability to meet the requirements of the NASDAQ Global Select Market for continued listing of its shares; potential claims and proceedings relating to such matters, including shareholder or employee litigation and action by the SEC and/or other governmental agencies; and negative tax or other implications for the Company resulting from accounting adjustments or other factors.

Investor Contact	Media Contact
Robert Pursel	Jennifer Schaefer / Mike Cuneo
Director of Investor Relations	Joele Frank, Wilkinson Brimmer Katcher
408-487-2677	212-355-4449
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